Exhibit 4.68
EXECUTION VERSION

SUPPLEMENTAL INDENTURE
TO BE DELIVERED BY THE SUCCESSOR COMPANY
SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of August 31, 2010, among Unitymedia GmbH (the “Issuer” or “Unitymedia”), UPC Germany GmbH, (“UPC Germany” or the “Successor Company”), and The Bank of New York Mellon, as Trustee under the Indenture referred to below (the “Trustee”).
W I T N E S S E T H
WHEREAS, UPC Germany has heretofore executed and delivered to the Trustee an indenture (as amended and supplemented, the “Indenture”), dated as of November 20, 2009 providing for the issuance of an initial aggregate principal amount of €665,000,000 of 9 5/8% Senior Notes due 2019 (the “Notes”).
WHEREAS, Unitymedia, UPC Germany and the Trustee entered into an Accession Agreement, dated as of March 2, 2010, pursuant to which Unitymedia acceded to the Indenture, as issuer, and assumed all of the obligations of UPC Germany under the Indenture and the Notes.
WHEREAS, pursuant to the Merger Agreement dated on or about August 30, 2010 (the “Merger Agreement”), among Unitymedia and UPC Germany, Unitymedia shall merge ( the “Merger”), on registration of the Merger Agreement with Handelsregister, Amtsgericht Köln, with and into UPC Germany. The date of registration shall be the effective date (the “Effective Date’’).
WHEREAS, pursuant to Sections 5.01 and Section 9.05 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.
NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, each of UPC Germany and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
1.    CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
2.    AGREEMENT TO ACCEDE. The Successor Company hereby agrees that on and from the Effective Date it will accede (the “Accession”) to the Indenture, as issuer, on the terms and conditions set forth in this Supplemental Indenture and the Indenture. In particular connection with such succession, the Successor Company agrees that on and from the Effective Date (a) be bound by all of the covenants, stipulations, promises and agreements set forth in the Indenture and (b) to perform in accordance with its terms all of the obligations which by the terms of the Indenture and the Notes that are required to be performed by UPC Germany, the “Issuer” and/or the “Company”.
3.    EFFECTIVE DATE . The Successor Company shall notify the Trustee promptly upon the occurrence of the Effective Date.
4.    NO RECOURSE AGAINST OTHERS. No officer, employee, incorporator, member or stockholder of Unitymedia or UPC Germany shall have any liability for any obligations of Unitymedia or UPC Germany under the Notes, the Indenture, the Notes Proceeds Loan, any Intercreditor Agreement, the Security Documents or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

5.    NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
6.    COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
7.    EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.
8.    THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Companies and the Issuer.
9.    RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURES PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes.
10.    SUCCESSORS. All covenants and agreements in this Supplemental Indenture by the parties hereto shall bind their successors.

(Signature page to follow.)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

UPC GERMANY GMBH, as Successor Company
By: Authorized Signatory
Name: Authorized Signatory
Title: Representative

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

UPC GERMANY GMBH, as Successor Company
By: Authorized Signatory
Name: Authorized Signatory
Title: Representative

UNITYMEDIA GMBH, as Issuer
By: Authorized Signatory
Name: Authorized Signatory
Title: Representative

UNITYMEDIA GMBH, as Issuer
By: Authorized Signatory
Name: Authorized Signatory
Title: Representative

THE BANK OF NEW YORK MELLON, as Trustee

By: Authorized Signatory
Name: Authorized Signatory
Title: Vice President